Exhibit 99.1

Press Release   Source: WallStreet Direct, Inc.

International Barrier Technology

CEO Featured in Exclusive Interniew with WallSt.net

Monday, September 11, 2006, 7:00AM EST

NEW YORK, Sept. 11 /PRNewswire/ -- On September 6, Michael Huddy, Chief Executive Officer for International Barrier Technology, Inc. (OTC Bulletin Board: IBTGF - News) updated the investment community in an exclusive interview with www.wallst.net . Topics covered in the interview include an overview of the Company and the markets it serves, recent press releases, current capitalization, upcoming strategic and financial milestones.

To hear the interview in its entirety, visit www.wallst.net , and click on "Interviews." Interviews require free registration, and can be accessed either by locating the respective company's ticker symbol under the appropriate exchange on the left-hand column of the "Interviews" section of the site, or by entering the respective company's ticker symbol in the Search Archive window.

About International Barrier Technology:

International Barrier Technology Inc. (OTC Bulletin Board: IBTGF - News; TSXV: IBH) develops, manufactures, and markets proprietary fire resistant building materials branded as Blazeguard ®. Barrier's award-winning Blazeguard wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact. Blazeguard provides Barrier's customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction. Blazeguard customers include already include many of the top multifamily homebuilders, and commercial modular building manufacturers, in the United States.

About WallSt.net:

www.wallst.net is owned and operated by WallStreet Direct, Inc., a wholly owned subsidiary of Financial Media Group, Inc. The website is a leading provider of financial news, media, tools and community-driven applications for investors. www.wallst.net offers visitors free membership to its in-depth executive interviews, exclusive editorial content, breaking news, and several proprietary applications. In addition to its website, WallStreet Direct organizes investor conferences, publishes a newspaper, and provides multimedia advertising solutions to small and mid-sized publicly traded companies. We have received one hundred seventy five dollars from International Barrier Technology, Inc. for the dissemination of a press release, and are expecting to receive an additional one hundred seventy five dollars from International Barrier Technology, Inc. for the dissemination of this press release. For a complete list of our advertisers, and advertising relationships, visit http://www.wallst.net/disclaimer/disclaimer.asp .